Exhibit 23.5

CONSENT OF WELLS FARGO SECURITIES, LLC

We hereby consent to (i) the use of our opinion letter dated September 19, 2022 to the Board of Directors of Renovacor Inc. (the “Company”) included in Annex C to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and Rocket Pharmaceuticals, Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus.

The foregoing consent applies only to the Joint Proxy Statement/Prospectus being filed with the Securities and Exchange Commission as of the date hereof and not to any other amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other proxy statement (including any subsequent amendments to the above-mentioned Joint Proxy Statement/Prospectus) or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WELLS FARGO SECURITIES, LLC

By:	/s/ Leslie Edwards

Name:	Leslie Edwards

Title:	Director